Exhibit 99.1

Smart Balance Reaffirms 2010 Outlook and Shares Perspective on 2011

Paramus, N.J. (January 26, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today reaffirmed its outlook for 2010 and provided its perspective on the business for 2011.

The Company indicated that it continues to expect 2010 net sales to be approximately even with net sales of $239.5 million reported in 2009. In addition, the Company expects cash operating income for 2010 to be within striking distance of the $32.8 million the Company reported in 2009. Cash operating income is defined at the end of this release. Results for the fourth quarter and full-year 2010 are expected to be reported on February 24, 2011.

Commenting on the expected results for 2010, Chairman and Chief Executive Officer Stephen Hughes stated, “This past year was a challenging one, due to the ongoing economic weakness and persistent consumer price sensitivity. As a result, our financial results, while consistent with the outlook we shared in November, fell short of our initial expectations for the year. Nevertheless, we executed our strategy to build the long-term value of our brands, and we invested significantly behind the growth platforms that we believe will position us for success in 2011 and beyond.”

The Company said it restructured its organization during the fourth quarter of 2010 – the second such action of the year – as part of continuing efforts to right-size and realign its staff to increase efficiency and effectiveness and position Smart Balance for success in 2011 and beyond. The fourth quarter restructuring resulted in a charge of approximately $1 million and is expected to result in ongoing annualized savings of approximately $1.5 million. Combined with the organizational restructuring undertaken in the second quarter of 2010, the Company reduced its total number of employees by approximately 12%. The one-time cost of the combined actions totaled approximately $4 million, with corresponding expected ongoing annualized savings in excess of $4 million.

During the fourth quarter, the Company acquired the Bestlife™ brand and website, converting from a licensing arrangement to outright ownership and control of the fast-growing, high-profile health and wellness brand. The Bestlife™ brand was founded by Bob Greene, trainer to Oprah Winfrey, and is focused on weight loss and the lifelong pursuit of maintaining a healthy lifestyle.

Finally, during the fourth quarter, the Company announced a special stockholders meeting to be held on February 15, 2011 to approve a proposed limited value-for-value exchange of certain options held by employees and a similar proposed exchange of options held by executives. The Company believes that the Option Exchange Program, designed to add no incremental cost to the income statement, aligns the interests of employees with that of stockholders. Under the proposed program, eligible employees and executives will be able to forfeit existing options in exchange for a fewer number of replacement options that carry new four-year vesting schedules. Details of the proxy proposals are provided in the Company’s Definitive Proxy Statement, which was filed with the Securities and Exchange Commission on December 27, 2010, as well as in a Frequently Asked Questions supplement, which was filed with the SEC on January 24, 2011.

2011 Perspective

The Company indicated that it is approaching 2011 with cautious optimism. This outlook reflects the opportunity the Company believes it has to focus and leverage the significant investments it has already made to build its brands and growth platforms, tempered by the expectation that the economic and consumer environments will likely remain unsettled in 2011.

Commenting on the outlook for 2011, Mr. Hughes stated, “Our focus in 2011 is on leveraging the investments we have already made and capitalizing on the growth platforms those investments established—namely, the strengthened Smart Balance® brand awareness, the national launch of Smart Balance™ milk, and the establishment of our three-tier spreads strategy with the addition of Bestlife™ spreads. While we have a robust new product pipeline, we have no plans to enter new categories in 2011. Our top priorities for this year are all about focus and executional excellence, which we believe will drive value for all stakeholders in 2011 and beyond.”

Notwithstanding the continued consumer price sensitivity and, in response to commodity pressures being experienced in many food categories, Smart Balance has announced that it will follow competitor pricing actions in the spreads category. This category price increase by the Company, which affects each of its spreads brands, will be effective in mid-February. In addition, the Company is also planning pricing actions on cooking oil and mayonnaise, effective in March.

The Company provided the following specifics regarding its outlook for 2011:

•
The Company expects net sales in 2011 to grow in the mid-single digit percentage range versus expected 2010 net sales. The Company expects growth to be driven by pricing, primarily in the core category of spreads, and volume growth in milk. The Company indicated that it is too soon to determine consumer reaction to the spreads category pricing, which will be a significant determinant in the Company’s mix, depth and breadth of marketing and promotional activity in 2011, much of which will ultimately impact net sales growth.

•	The Company expects its three-tier strategy in spreads to enable it to grow market share in 2011, following a year in which the Company essentially held dollar share in the category at 15.3% in 2010.

•	The Company expects to grow its share of the overall milk category in 2011, supported by the current launch of two new varieties of Fat Free and Lactose Free Plus Calcium.

•
The Company expects cash operating income in 2011 to grow in the high single-digit percentage range versus our expected 2010 cash operating income, resulting in cash operating income margin improvement for the year. This anticipated growth in cash operating income reflects the expected benefits from higher net sales and the leveraging of operating costs, partially offset by commodity cost pressures.

•
To continue to enhance and broaden its strategic options, the Company expects to further strengthen its balance sheet and financial flexibility during 2011, including pursuing a new credit facility with improved terms.

A previously-announced conference call to discuss the announcement will be conducted this morning with members of the investment community. A replay of the conference call will be available later today on the Company’s website, www.smartbalance.com. The webcast link can be found in the website’s Investor Center, in Investor Info.

Important Information

The Company has not initiated the Option Exchange Program and will not do so unless we submit the Option Exchange Program for approval by the Company’s stockholders and we obtain approval from the Company’s stockholders at our Special Meeting of Stockholders scheduled for February 15, 2011. Even if stockholder approval is obtained, the Company may still decide to not implement the program or to delay its implementation. The Company has filed with the Securities and Exchange Commission (SEC) a definitive proxy statement for a special meeting of stockholders to be held to vote on the Option Exchange Program. Stockholders of the Company should read the proxy statement and other related materials when they become available because they will contain important information about the Option Exchange Program, including information relating to the Company's participants in the Company's solicitation of proxies and their interests in the Option Exchange Program. In addition, if the program is commenced, the Company will file a Tender Offer Statement on Schedule TO with the SEC. If you are eligible to participate in the program, you should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program. Company stockholders and option holders will be able to obtain these written materials and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	sell our products in a competitive environment and with increasingly price sensitive consumers;
•
continue to rely on the estimates or judgments related to our impairment analysis, which if changed could have a significant impact on recoverability of the Company’s goodwill and could have a material impact on its consolidated financial statements; and

•	improve future operations in connection with our realignment program.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance. Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges. Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance. However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Cash operating income for 2009 disclosed above is reconciled to 2009 operating income, calculated in accordance with GAAP, in the Company press release that is attached as Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the SEC on March 4, 2010.

Market Share Results

All market share results are according to the AC Nielsen Company, Inc.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets. The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milks, Butter Blend Sticks, Sour Creams, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300